Exhibit 23.1

Messineo & Co, CPAs LLC 2451 N McMullen Booth Rd Ste. 309 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1 is a part, of the report dated September 13, 2013 relative to the financial statements of Sunchip Technology, Inc. as of August 31, 2013 and for the period August 1, 2013 (date of inception) through August 31, 2013.

We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

Messineo & Co, CPAs, LLC

Clearwater, Florida

September 25, 2013